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                                   AKORN, INC.
                                  EXHIBIT 11.1

                       COMPUTATION OF NET INCOME PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            Three Months Ended      Nine Months Ended
                                               September 30,          September 30,
                                            1998         1997       1998       1997
                                           -------   -------      -------   -------
Earnings:
  Income applicable to common stock        $ 1,088   $   825      $ 3,237   $   989
                                           =======   =======      =======   =======

  Weighted average number of shares
      outstanding                           17,948    16,606       17,829    16,599

Net income per share - basic               $  0.06   $  0.05      $  0.18   $  0.06

   Additional shares assuming conversion
      of options and warrants                  892       425          991       284
                                           -------   -------      -------   -------

Pro forma shares                            18,840    17,031       18,820    16,883
                                           =======   =======      =======   =======

Net income per share - diluted             $  0.06   $  0.05      $  0.17   $  0.06
                                           =======   =======      =======   =======


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